Filed Pursuant to Rule 433

Registration No. 333-184287

November 27, 2012

MURPHY OIL CORPORATION

Pricing Term Sheet

$550,000,000 2.500% Notes due 2017

Issuer:	Murphy Oil Corporation

Ratings: (Moody’s / S&P / Fitch)*:	Baa3 / BBB / BBB-

Ratings Outlooks: (Moody’s / S&P / Fitch)*:	Negative / Stable / Stable

Security Type:	Senior Unsecured Notes

Pricing Date:	November 27, 2012

Settlement Date:	November 30, 2012 (T+3)

Maturity Date:	December 1, 2017

Interest Payment Dates:	June 1 and December 1, beginning June 1, 2013

Principal Amount:	$550,000,000

Benchmark:	0.75% due October 31, 2017

Benchmark Yield:	.653%

Spread to Benchmark:	+ 185 bps

Yield to Maturity:	2.503%

Coupon:	2.500%

Public Offering Price:	99.986%

Optional Redemption:	Make-whole at T + 30 bps

CUSIP / ISIN:	626717 AE2 / US626717AE26

Joint Book-Running Managers:	J.P. Morgan Securities LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated Deutsche Bank Securities Inc. RBC Capital Markets, LLC Wells Fargo Securities, LLC

Senior Co-Managers:	Citigroup Global Markets Inc. DNB Markets, Inc. Mitsubishi UFJ Securities (USA), Inc.

Co-Managers:	Capital One Southcoast, Inc. Comerica Securities, Inc. Fifth Third Securities, Inc. Morgan Keegan & Company, Inc. Scotia Capital (USA) Inc. U.S. Bancorp Investments, Inc.

*Note:	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

Filed Pursuant to Rule 433

Registration No. 333-184287

November 27, 2012

The issuer has filed a registration statement (including a preliminary prospectus supplement and a prospectus) and a prospectus supplement with the U.S. Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus supplement for this offering, the issuer’s prospectus in that registration statement and any other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by searching the SEC online data base (EDGAR) on the SEC web site at http://www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus supplement and prospectus if you request it by calling J.P. Morgan Securities LLC collect at (212) 834-4533 or by calling Merrill Lynch, Pierce, Fenner & Smith Incorporated at (800) 294-1322.

Filed Pursuant to Rule 433

Registration No. 333-184287

November 27, 2012

MURPHY OIL CORPORATION

Pricing Term Sheet

$600,000,000 3.700% Notes due 2022

Issuer:	Murphy Oil Corporation

Ratings: (Moody’s / S&P / Fitch)*:	Baa3 / BBB / BBB-

Ratings Outlooks: (Moody’s / S&P / Fitch)*:	Negative / Stable / Stable

Security Type:	Senior Unsecured Notes

Pricing Date:	November 27, 2012

Settlement Date:	November 30, 2012 (T+3)

Maturity Date:	December 1, 2022

Interest Payment Dates:	June 1 and December 1, beginning June 1, 2013

Principal Amount:	$600,000,000

Benchmark:	1.625% due November 15, 2022

Benchmark Yield:	1.649%

Spread to Benchmark:	+ 210 bps

Yield to Maturity:	3.749%

Coupon:	3.700%

Public Offering Price:	99.594%

Optional Redemption:	Prior to September 1, 2022 (3 months prior to maturity) make-whole at T + 35 bps; on or after September 1, 2022 at par

CUSIP / ISIN:	626717 AF9 / US626717AF90

Joint Book-Running Managers:	J.P. Morgan Securities LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated Deutsche Bank Securities Inc. RBC Capital Markets, LLC Wells Fargo Securities, LLC

Senior Co-Managers:	Citigroup Global Markets Inc. DNB Markets, Inc. Mitsubishi UFJ Securities (USA), Inc.

Co-Managers:	Capital One Southcoast, Inc. Comerica Securities, Inc. Fifth Third Securities, Inc. Morgan Keegan & Company, Inc. Scotia Capital (USA) Inc. U.S. Bancorp Investments, Inc.

*Note:	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

Filed Pursuant to Rule 433

Registration No. 333-184287

November 27, 2012

The issuer has filed a registration statement (including a preliminary prospectus supplement and a prospectus) and a prospectus supplement with the U.S. Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus supplement for this offering, the issuer’s prospectus in that registration statement and any other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by searching the SEC online data base (EDGAR) on the SEC web site at http://www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus supplement and prospectus if you request it by calling J.P. Morgan Securities LLC collect at (212) 834-4533 or by calling Merrill Lynch, Pierce, Fenner & Smith Incorporated at (800) 294-1322.

Filed Pursuant to Rule 433

Registration No. 333-184287

November 27, 2012

MURPHY OIL CORPORATION

Pricing Term Sheet

$350,000,000 5.125% Notes due 2042

Issuer:	Murphy Oil Corporation

Ratings: (Moody’s / S&P / Fitch)*:	Baa3 / BBB / BBB-

Ratings Outlooks: (Moody’s / S&P / Fitch)*:	Negative / Stable / Stable

Security Type:	Senior Unsecured Notes

Pricing Date:	November 27, 2012

Settlement Date:	November 30, 2012 (T+3)

Maturity Date:	December 1, 2042

Interest Payment Dates:	June 1 and December 1, beginning June 1, 2013

Principal Amount:	$350,000,000

Benchmark:	2.75% due August 15, 2042

Benchmark Yield:	2.792%

Spread to Benchmark:	+ 235 bps

Yield to Maturity:	5.142%

Coupon:	5.125%

Public Offering Price:	99.741%

Optional Redemption:	Prior to June 1, 2042 (6 months prior to maturity) make-whole at T + 35 bps; on or after June 1, 2042 at par

CUSIP / ISIN:	626717 AG7 / US626717AG73

Joint Book-Running Managers:	J.P. Morgan Securities LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated Deutsche Bank Securities Inc. RBC Capital Markets, LLC Wells Fargo Securities, LLC

Senior Co-Managers:	Citigroup Global Markets Inc. DNB Markets, Inc. Mitsubishi UFJ Securities (USA), Inc.

Co-Managers:	Capital One Southcoast, Inc. Comerica Securities, Inc. Fifth Third Securities, Inc. Morgan Keegan & Company, Inc. Scotia Capital (USA) Inc. U.S. Bancorp Investments, Inc.

*Note:	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

Filed Pursuant to Rule 433

Registration No. 333-184287

November 27, 2012

The issuer has filed a registration statement (including a preliminary prospectus supplement and a prospectus) and a prospectus supplement with the U.S. Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus supplement for this offering, the issuer’s prospectus in that registration statement and any other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by searching the SEC online data base (EDGAR) on the SEC web site at http://www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus supplement and prospectus if you request it by calling J.P. Morgan Securities LLC collect at (212) 834-4533 or by calling Merrill Lynch, Pierce, Fenner & Smith Incorporated at (800) 294-1322.